Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI

PROFESSIONAL CORPORATION

June 17, 2013

Cornerstone OnDemand, Inc.

1601 Cloverfield Blvd.

Suite 620 South

Santa Monica, CA 90404

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Cornerstone OnDemand, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,787,920 shares of your common stock, par value $0.0001 per share (the “Shares”), reserved for issuance pursuant to the 2010 Equity Incentive Plan and the 2010 Employee Stock Purchase Plan, respectively (the “Plans”).

In connection with this opinion, we have examined the Registration Statement, your Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the Plans, will be legally issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.